                                                                      EXHIBIT 12

WARNER-LAMBERT COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS)

                                                                         YEARS ENDED DECEMBER 31,
                                                          ------------------------------------------------------
                                                            1994       1993         1992      1991         1990
                                                          --------    ------       ------    ------       ------

Earnings before income taxes and accounting changes....   $  913.1    $318.5       $858.2    $221.5       $680.7
Add:
     Interest on indebtedness -- excluding amount
       capitalized                                            93.7      64.2         80.8      58.2         68.7
     Amortization of debt expense......................         .4        .5           .6        .4           .3
     Interest factor in rent expense(a)................       26.2      25.4         23.4      22.3         20.6
                                                          --------    ------       ------    ------       ------
          Adjusted Earnings............................   $1,033.4    $408.6       $963.0    $302.4       $770.3
                                                          --------    ------       ------    ------       ------
                                                          --------    ------       ------    ------       ------
Fixed Charges:
     Interest on indebtedness..........................   $   93.7    $ 64.2       $ 80.8    $ 58.2       $ 68.7
     Capitalized interest..............................        9.4       8.6          8.1       9.4          5.2
     Amortization of debt expense......................         .4        .5           .6        .4           .3
     Interest factor in rent expense(a)................       26.2      25.4         23.4      22.3         20.6
                                                          --------    ------       ------    ------       ------
          Total Fixed Charges..........................   $  129.7    $ 98.7       $112.9    $ 90.3       $ 94.8
                                                          --------    ------       ------    ------       ------
                                                          --------    ------       ------    ------       ------
Ratio of earnings to fixed charges.....................        8.0       4.1(b)       8.5       3.3(c)       8.1
                                                          --------    ------       ------    ------       ------
                                                          --------    ------       ------    ------       ------

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 (a) Represents  one third  of rental expense,  which the company  believes is a reasonable approximation.

 (b) The company's ratio of earnings to  fixed charges for 1993 would have  been
     9.5 excluding the restructuring charge of $525.2 million.

 (c) The  company's ratio of earnings to fixed  charges for 1991 would have been
     9.4 excluding the restructuring charge of $544.0 million.